Exhibit (d)(2)

FORM OF

SALE AND SUPPORT AGREEMENT

SALE AND SUPPORT AGREEMENT (this “Agreement”) dated as of                     , 2007 among Watsco, Inc., a Florida corporation (“Parent”), Coconut Grove Holdings, Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub” together with Parent, the “Buyer”), and                      (“Shareholder”), an owner of shares of common stock of ACR Group, Inc., a Texas corporation (the “Company”).

WHEREAS, as of the date hereof, Shareholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite Shareholder’s name under the heading “Shares Beneficially Owned” on Annex I, and no other Company Securities, (all such directly owned shares of Company Common Stock which are outstanding as of the date hereof and which may hereafter be issued to Shareholder by the Company, acquisition by purchase, or stock dividend, distribution, split-up, recapitalization, combination or similar transaction, being referred to herein as the “Subject Shares”). As used herein the term “Shares” shall mean the all of the Subject Shares other than any Subject Shares representing Company Restricted Shares as reflected on Annex I;

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof among Parent, Merger Sub and the Company, Buyer has requested that Shareholder, and in order to induce Buyer to enter into the Merger Agreement, Shareholder (only in such Shareholder’s capacity as a shareholder of the Company) has agreed to, enter into this Agreement;

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement, and the other definitional and interpretative provisions set forth in Section 9.12 of the Merger Agreement shall apply hereto as if such provisions were set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE SHARES

1.1 Agreement to Sell; Purchase Price. On the terms and subject to all of the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing Shareholder shall sell, transfer, assign, set over, convey and deliver to Buyer, and Buyer shall purchase and acquire from Shareholder, free and clear of any lien, charge, security interest, easement, reservation, restriction, encumbrance or other defect in title (collectively, “Liens”), all right, title and interest of Shareholder in, to and under all of the Shares at a price of $6.75 per share pursuant to and in accordance with the terms of this Agreement.

1.2 Closing. (a) The closing of the transaction contemplated hereby (the “Closing”) will take place at the offices of Moore & Van Allen PLLC located at 100 N. Tryon Street, Suite 4700, Charlotte, North Carolina 28202 following the closing of the Offer and satisfaction of all conditions to Closing set forth below and immediately prior to the filing of the Articles of Merger pursuant to Section 2.3 of the Merger Agreement (the “Closing Date”) or at such other time and place and on such other date as may be mutually agreed by Buyer and Shareholder, in which case the “Closing Date” means the date so agreed. The Closing shall be effective immediately preceding the filing of the Articles of Merger described above.

(b) At the Closing, Buyer shall deliver to Shareholder an aggregate amount of cash equal to the number of Shares multiplied by $6.75 by wire transfer of immediately available funds to an account designated by Shareholder at least three (3) days prior to the Closing Date.

(c) At Closing, Shareholder shall deliver to Buyer all of the following agreements, documents and instruments in a form reasonably satisfactory to Buyer:

(i) Certificates representing all of the Shares accompanied by stock powers duly executed in blank by Shareholder and bearing or accompanied by any requisite stock transfer stamps.

(ii) A certificate of Shareholder confirming that all of Shareholder’s representations and warranties set forth in Article II are true and correct as of the Closing Date and that all of the conditions to Buyer’s obligations to consummate the transactions contemplated hereby have been satisfied.

Shareholder shall also execute and deliver (or cause to be executed and delivered) to Buyer at Closing such other documents, materials and instruments as Buyer may reasonably request in order to consummate the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Buyer that as of the date of this Agreement:

2.1 Title to Shares. Shareholder owns, of record and beneficially, the Shares reflected as being owned by Shareholder on Annex I hereto free and clear of any Liens. At Closing, Buyer will obtain good and valid title to the Shares, free and clear of any Lien, other than any Lien created by Buyer.

2.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Shareholder have been duly and validly authorized by all necessary action. Shareholder has the legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

2.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Shareholder will not (a) to Shareholder’s Knowledge, contravene any provision of the articles of incorporation or bylaws of the Company; (b) violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Shareholder or require any authorization, consent, approval, filing, waiver, exemption or other action or notice to any Person (a “Consent”), except for any approval that may be required under the HSR Act and any other Antitrust Law; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any contract to which Shareholder is a party; or (d) result in the creation of any Lien upon the Shares held by Shareholder.

2.4 Brokerage. Neither the Buyer nor the Company will be obligated to pay any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Shareholder that as of the date of this Agreement:

3.1 Incorporation; Power and Authority. Parent is a corporation duly organized and validly existing under the Laws of the State of Florida and Merger Sub is a corporation duly organized and validly existing under the Laws of the State of Texas, and each has all necessary power and authority to execute, deliver and perform this Agreement.

3.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Buyer will not (a) contravene any provision of the certificate of incorporation or bylaws of Buyer; (b) violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Buyer or require any authorization, consent, approval, filing, waiver, exemption or other action or notice to any Person (a “Consent”), except for any approval that may be required under the HSR Act and any other Antitrust Law; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any contract to which Buyer is a party; or (d) result in the creation of any Lien upon the Shares held by Shareholder.

3.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of Buyer for which Shareholder is or could become liable or obligated.

3.5 Investment Intent. Buyer (a) understands that the Shares have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the Shares solely for Buyer’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

ARTICLE IV

COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

4.1 Voting Of Subject Shares. At every meeting of the shareholders of the Company called for such purpose, and at every adjournment or postponement thereof, Shareholder shall, or shall cause the holder of record on any applicable record date to, vote his, her or its Subject Shares (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Alternative Proposal, or (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing. In the event that any meeting of the shareholders of the Company is held, Shareholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause his, her or its Subject Shares to be counted as present thereat for purposes of establishing a quorum.

4.2 No Transfers; No Inconsistent Arrangements. (a) Except as provided hereunder, Shareholder shall not, directly or indirectly, (i) transfer (which term shall include any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to or permit any such transfer of, any or all of his or her Subject Shares or any interest therein, or create or permit to exist any Lien, other than any restrictions imposed by Applicable Law or pursuant to this Agreement, on any his, her or its Subject Shares, (ii) enter into any Contract with respect to any transfer of his, her or its Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to his, her or its Subject Shares relating to the subject matter hereof, (iv) deposit or permit the deposit of his, her or its Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of Shareholder herein untrue or incorrect.

(b) Any attempted transfer of any of the Subject Shares or any interest therein, including the tendering of any of the Subject Shares in the Offer, in violation of this Section 4.2 shall be null and void. In furtherance of this Agreement, Shareholder shall and hereby does authorize the Company and Merger Sub’s counsel to notify the Company’s transfer agent that there is a stop transfer restriction with respect to all of his, her or its Subject Shares (and that this Agreement places limits on the voting and transfer of his, her or its Subject Shares); provided that any such stop transfer restriction shall terminate on the later to occur of (i) the termination of this Agreement in accordance with its terms or (ii) immediately following the purchase of the Shares by Parent pursuant to Section 1.2 and, upon termination of such stop transfer restriction, Parent shall notify the Company’s transfer agent of such termination.

4.3 Dissenter’s Rights. Shareholder agrees not to exercise any dissenter’s rights in respect of his, her or its Subject Shares which may arise with respect to the Merger.

4.4 Documentation and Information. Shareholder (i) consents to and authorizes the publication and disclosure by Parent of his, her or its identity and holding of Subject Shares, and the nature of his, her or its commitments, arrangements and understandings under this Agreement, and any other information that Parent reasonably determines to be necessary or desirable in any press release, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees as promptly as practicable to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Shareholder agrees as promptly as practicable to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent Shareholder becomes aware that any shall have become false or misleading in any material respect.

ARTICLE 5

COVENANTS OF THE PARTIES

[Consulting/Employment/Non-Competition Agreements]. Each of the parties hereto agrees to cooperate with the other parties and the Company to cause the Company to enter into a [Consulting/Employment/Non-Competition Agreement] on terms mutually acceptable to the parties hereto. Shareholder acknowledges that such agreement shall be entered into prior, and is a condition, to the acceptance for payment of, or the payment for, by Parent or Merger Sub, any shares of Company Common Stock tendered in the Offer.

ARTICLE 6

MISCELLANEOUS

6.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

If to Parent and Merger Sub, to:

Watsco, Inc.

2665 South Bayshore Drive, Suite 109

Coconut Grove, FL 33133

Attention: Barry S. Logan, Senior Vice President

Facsimile: (305) 858-4492

with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 N. Tryon Street, Suite 4700

Charlotte, NC 28202-4003

Attention: Stephen D. Hope

Facsimile: (704) 331-1159

If to Shareholder, to:

ACR Group, Inc.

3200 Wilcrest Drive, Suite 440

Houston, TX 77042

Attention: General Counsel

Facsimile: (713) 780-4067

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: David Peterman

Facsimile: (713) 651-5246

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

6.2 Further Assurances. Shareholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote his, her or its Subject Shares as contemplated by Section 4.1.

6.3 Termination; Termination Fee. (a) Subject to subparagraph (b) below, this Agreement shall terminate upon the earlier to occur of (i) the Effective Time, (ii) upon the withdrawal of the Offer by Parent in accordance with the terms of the Merger Agreement or (iii) termination of the Merger Agreement in accordance with its terms.

(b) In the event the Company’s Board of Directors approves a Superior Proposal or a transaction contemplated by an Alternative Proposal is consummated, Shareholder shall pay to Parent, within five (5) business days following the receipt of proceeds in connection with such Superior Proposal or Alternative Proposal, as the case may be, an amount in cash, in a manner directed by Parent, equal to 100% of the proceeds received by Shareholder in excess of $6.75 per Share, net of any applicable taxes owed by Shareholder. To the extent the consideration Shareholder receives pursuant to the transactions contemplated by a Superior Proposal or Alternative Proposal, as the case may be, is securities, the value of such securities shall be calculated as follows:

(i) in the case of securities for which there is a public trading market, the value shall be the average of the last sales price for such securities on the five (5) trading days immediately preceding the date the applicable Superior Proposal or Alternative Transaction is consummated; or

(ii) in the case of securities for which there is no public trading market, the value shall equal that amount which is mutually agreed to by Shareholder and Parent.

6.4 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.6 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Sub of any of its obligations hereunder.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

6.8 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any the courts of Miami-Dade County in the State of Florida, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.1 shall be deemed effective service of process on such party.

6.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.11 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.13 Specific Performance. The parties hereto agree that each of Parent and Merger Sub would be irreparably damaged if for any reason Shareholder fails to perform any of his, her or its obligations under this Agreement, and that each of Parent and Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court located in Miami-Dade County in the State of Florida, in addition to any other remedy to which they are entitled at law or in equity.

6.14 Shareholder Capacity. Notwithstanding any provision of this Agreement to the contrary, if Shareholder is a director or officer of the Company, nothing in this Agreement shall (or shall require Shareholder to attempt to) limit or restrict Shareholder from acting in such capacity (it being understood that this Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of the Company).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WATSCO, INC.

By:
Name:
Title:

COCONUT GROVE HOLDINGS, INC.

By:
Name:
Title:

[Shareholder]

ANNEX I

Shareholder	Shares Beneficially Owned as of , 2007	Shares as of , 2007	Company Restricted Shares as of , 2007

Annex I